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                                                                    EXHIBIT 3.3



                            CERTIFICATE OF AMENDMENT
                                       OF
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MOLDFLOW CORPORATION

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Moldflow Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The Board of Directors of the Corporation (the "Board"), in accordance with the provisions of Section 141(f) of the DGCL, duly adopted resolutions by unanimous written consent dated September 17, 2001 in accordance with Section 242 of the DGCL (i) proposing an amendment to the Third Amended and Restated Certificate of Incorporation of the
     Corporation (the "Certificate of Incorporation"), (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation at their next annual meeting. Such resolution proposed to amend the Certificate of Incorporation as follows:

               The first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                    The total number of shares of capital stock which the
               Corporation shall have authority to issue is forty-five million (45,000,000) shares, of which (i) forty million (40,000,000) shares shall be a class designated as common stock, par value $.01 per share (the "Common Stock"), and
               (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value
               $.01 per share (the "Undesignated Preferred Stock").

          2. Thereafter, pursuant to the resolution of the Board certified to in the preceding paragraph, the proposed amendment as set forth in this Certificate of Amendment was submitted to the stockholders of the Corporation entitled to vote thereon by the Board, who recommended such amendment as being advisable and in the best interests of the Corporation, and such amendment was approved and duly adopted at a meeting of the stockholders held on November 20, 2001 by a vote of the majority of the outstanding stock, in accordance with the provisions of Section 242 of the DGCL and the terms of the Third Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation to be signed by Marc J.L. Dulude, its President, and attested by Suzanne E. Rogers, its Secretary, this 20th day of November, 2001.

                                       MOLDFLOW CORPORATION


                                       By: /s/ Marc J.L. Dulude
                                          ------------------------------
                                          Marc J.L. Dulude
                                          President and Chief Executive Officer



ATTEST:


By: /s/ Suzanne E. Rogers
   ------------------------------
   Suzanne E. Rogers
   Secretary